Exhibit 99.1

New York Community Bancorp, Inc. Changes 2020 Annual Meeting Of Shareholders To A Live Virtual Webcast

WESTBURY, N.Y., March 20, 2020 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced that as a precautionary measure surrounding COVID-19, the 2020 Annual Meeting of Shareholders will be held in virtual meeting format only, via live webcast, instead of in person. The time and date, 10:00 a.m. Eastern Time on Wednesday, June 3rd, remains unchanged. The date of record for voting at the Annual Meeting also remains unchanged, April 7, 2020 and proxy materials will be mailed to shareholders of record on or about April 24th.

"The health and safety of all of our constituents is paramount during this time," stated President and Chief Executive Officer Joseph R. Ficalora. "Therefore, through an abundance of caution, we have decided to hold this year's Annual Meeting via live webcast only."

Further details regarding the Annual Meeting, including how to participate in the Annual Meeting, will be included in the Company's Proxy Statement and Notice of Annual Meeting of Shareholders to be sent and made available to shareholders and filed with the Securities and Exchange Commission. Details on the Annual Meeting will also be made available online at ir.myNYCB.com.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2019, the Company reported assets of $53.6 billion, loans of $41.7 billion, deposits of $31.7 billion, and stockholders' equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 238 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Investor/Media Contact:	Salvatore J. DiMartino (516) 683-4286